As filed with the Securities and Exchange Commission on December 30, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vistula Communications Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0734966
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

405 Park Avenue, Suite 801, New York, New York	10022
(Address of principal executive offices)	(Zip code)

Vistula Communications Services, Inc.
Amended and Restated 2004 Stock Incentive Plan
(Full title of the plan)

Rupert Galliers-Pratt

Suite 801, 405 Park Avenue

New York, NY 10022

(212) 317-8900

(Name and address of agent for service)

(212) 317-8900

(Telephone number, including area code, of agent for service)

WITH COPIES TO:

Paul Bork, Esq.

Foley Hoag LLP

155 Seaport Blvd.

Boston, Massachusetts 02210

(617) 832-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
common stock, $0.001 par value	15,000 shares	(2)	$0.05	(3)	$3,750.00	$0.41
common stock, $0.001 par value	2,950,000 shares	(2)	$0.10	(3)	$295,000.00	$31.57
common stock, $0.001 par value	1,843,000 shares	(2)	$0.45	(3)	$829,350.00	$88.74
common stock, $0.001 par value	3,132,000 shares	(4)	$1.275	(5)	$3,993,300	$427.28
Total:	7,940,000 shares	(6)				$548.00

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock which may become issuable under Vistula Communications Services, Inc. 2004 Stock Incentive Plan (the “Plan”) as a result of stock splits, stock dividends or similar transactions.

(2)          Represents shares of common stock issuable upon exercise of outstanding stock options issued pursuant to the Plan.

(3)          Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933 based on the exercise price per share purchasable under outstanding stock options issued pursuant to the Plan.

(4)          Represents shares of common stock available under the Plan for future grants of stock options or restricted stock.

(5)          Calculated pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933 based on the average of the high and low sale prices of the common stock as reported on the OTC Bulletin Board on December 22, 2005.

(6)          We have excluded from registration 60,000 shares of our common stock already issued under the Plan upon the exercise of stock options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Vistula Communications Services, Inc. with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)                                  Annual report on Form 10-KSB for the year ended December 31, 2004;

(b)                                 Quarterly report on Form 10-QSB for the three months ended March 31, 2005;

(c)                                  Quarterly report on Form 10-QSB for the three months ended June 30, 2005;

(d)                                 Quarterly report on Form 10-QSB for the three months ended September 30, 2005;

(e)                                  Current reports on Form 8-K filed with the Securities and Exchange Commission on February 25, 2005, March 10, 2005, March 21, 2005, April 4, 2005, May 23, 2005, June 9, 2005, June 13, 2005, August 18, 2005, October 7, 2005, November 4, 2005, November 7, 2005 and December 12, 2005, December 19, 2005, and December 30, 2005, and

(f)                                    The description of Vistula Communications Services, Inc.’s common stock contained in the registration statement on Form 10-SB, as amended, filed with the Securities and Exchange Commission on May 12, 2004.

All documents subsequently filed by Vistula Communications Services, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the dates of filing of those documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for Vistula Communications Services, Inc. by Foley Hoag LLP, Boston, Massachusetts.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law allows us to adopt a charter provision eliminating or limiting the personal liability of directors to us or our stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for (a) any breach of the director’s duty of loyalty to us or our stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article Eighth of our charter provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, subject to the limitations imposed by Section 102(b)(7). Article Eighth also provides that no amendment to or repeal of Article Eighth shall apply to or have any effect on the liability or the alleged liability of any director with respect to any acts or omissions of such director occurring prior to such amendment or repeal. A principal effect of Article

Eighth is to eliminate or limit the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

Article Sixth of our charter and Section 10 of our bylaws provide that we will indemnify our directors and officers to the fullest extent we are permitted or required to do so by Section 145 of the Delaware General Corporation Law. Section 145 provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify also applies to actions brought by us or in our right but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter for which such person shall have been adjudged to be liable to us, unless and only to the extent that the court determines, in light of all the circumstances of the case, that indemnification for such expenses is proper. Our charter provides that no amendment or repeal of Article Sixth will affect or diminish the rights of an indemnitee with respect to any action, suit or proceeding arising out of any act or failure to act occurring prior to the amendment or repeal. The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933.

Section 145 of the Delaware General Corporation Law also allows us to obtain insurance on behalf of our directors and officers against liabilities incurred by them while serving as a director or officer or while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify them against those liabilities. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims.

We have entered into indemnification agreements with certain of our directors. The indemnification agreements provide the maximum protection permitted by Delaware law with respect to the indemnification of directors. We believe that these provisions, policy and agreements are desirable to help us attract and retain qualified persons as directors and executive officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of VCS, Inc., (included as Exhibit 3.1 to the Company’s Form 10-SB filed on May 12, 2004, File No. 000-50758, and incorporated herein by reference).
4.2

Certificate of Amendment of Certificate of Incorporation of VCS, Inc., dated January 22, 2004 (included as Exhibit 3.2 to the Company’s Form 10-SB filed on May 12, 2004, File No. 000-50758, and incorporated herein by reference).

4.3

Certificate of Amendment of Certificate of Incorporation of VCS, Inc., dated March 4, 2004 (included as Exhibit 3.3 to the Company’s Form 10-SB filed on May 12, 2004, File No. 000-50758, and incorporated herein by reference).

Exhibit Number	Description
4.4

Certificate of Amendment of Certificate of Incorporation of Vistula Communications Services, Inc., dated July 20, 2004 (included as Exhibit 3.5 to the Company’s Form 10-SB/A filed on August 31, 2004, File No. 000-50758, and incorporated herein by reference).

4.5	By-Laws of the Company (included as Exhibit 3.4 to the Company’s Form 10-SB filed on May 12, 2004, File No. 000-50758, and incorporated herein by reference).
4.6

Amended and Restated 2004 Stock Incentive Plan (included as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed June 30, 2005, File No. 000-50758, and incorporated herein by reference).

5.1	Opinion of Foley Hoag LLP
23.1	Consent of Vitale, Caturano & Company Ltd.
23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1).
24.1	Power of attorney (contained on the signature page of this registration statement).

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

2.                                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                                       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.                                       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, as of December 30, 2005.

VISTULA COMMUNICATIONS SERVICES, INC.

By:	/s/ Rupert Galliers-Pratt
Rupert Galliers-Pratt
President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Rupert Galliers-Pratt and George R. Vaughn, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for him, any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Rupert Galliers-Pratt
Rupert Galliers-Pratt
President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)

Date:	December 30, 2005

/s/ George R. Vaughn
George R. Vaughn
Chief Financial Officer, Treasurer and Secretary (principal financial officer and principal accounting officer)

Date:	December 30, 2005

/s/ J. Marcus Payne
J. Marcus Payne
Director

Date:	December 30, 2005

/s/ Anthony Warrender
Anthony Warrender
Director

Date:	December 30, 2005

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of VCS, Inc., (included as Exhibit 3.1 to the Company’s Form 10-SB filed on May 12, 2004, File No. 000-50758, and incorporated herein by reference).

4.2

Certificate of Amendment of Certificate of Incorporation of VCS, Inc., dated January 22, 2004 (included as Exhibit 3.2 to the Company’s Form 10-SB filed on May 12, 2004, File No. 000-50758, and incorporated herein by reference).

4.3

Certificate of Amendment of Certificate of Incorporation of VCS, Inc., dated March 4, 2004 (included as Exhibit 3.3 to the Company’s Form 10-SB filed on May 12, 2004, File No. 000-50758, and incorporated herein by reference).

4.4

Certificate of Amendment of Certificate of Incorporation of Vistula Communications Services, Inc., dated July 20, 2004 (included as Exhibit 3.5 to the Company’s Form 10-SB/A filed on August 31, 2004, File No. 000-50758, and incorporated herein by reference).

4.5	By-Laws of the Company (included as Exhibit 3.4 to the Company’s Form 10-SB filed on May 12, 2004, File No. 000-50758, and incorporated herein by reference).

4.6

Amended and Restated 2004 Stock Incentive Plan (included as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed June 30, 2005, File No. 000-50758, and incorporated herein by reference).

5.1	Opinion of Foley Hoag LLP

23.1	Consent of Vitale, Caturano & Company Ltd.

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page of this registration statement).